EXHIBIT 10.56

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of this 9th day of January, 2010 (“Effective Date”) between CareView Communications, Inc. (“Licensor” or “CareView”) and Foundation Medical, LLC, a South Carolina limited liability company (“Distributor”).

RECITALS

WHEREAS, Licensor desires to grant Distributor a license for a definite term to promote, distribute and sell certain products and software bearing the trademark “CareView” in the “Territory” as that term is defined herein;

WHEREAS, the Distributor desires to actively promote, distribute and sell the products in the “Territory” on the following terms and conditions,

COVENANTS

In consideration of their mutual covenants and agreements contained herein and the mutual benefits to be derived therefrom, the parties, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

1.1 Agreement. The term “Agreement” when used herein means this document and any annex, exhibit, attachment, schedule, addendum or modification hereto, unless the context otherwise indicates.

1.2 Products. The term “Products” means all current and future CareView products and/or services developed by or for Licensor or promoted for sale by Licensor. The services shall include the products bearing the trademarks CareView Systems, ProcedureView, NurseView, PatientView, FacilityView, EquipmentView, NetView, Virtual Bed Rails, BabyView, MovieView, PhysicianView or SecureView and manufactured as completed and finished by Approved Manufacturers. A partial list of the Products is set forth in Exhibit “A.” The Products shall include the hardware, software, software upgrades, spare or constituent parts of such products.

1.3 Approved Manufacturer. The term “Approved Manufacturer” means manufacturers who are approved by CareView and who manufacture “Products” according to processes, specifications and other quality standards set by CareView.

1.4 Customer. The term “Customer(s)” when used herein means any purchaser of the “Products” sold by Distributor.

1.5 Confidential Information. The term “Confidential Information” when used herein means and includes specifications, suppliers, vendors, contractors, producers, manufacturers, facilities, employees, salesmen, sales presentations, contract verification procedures, billing and collection practices and procedures, software packages and combinations, advertising response ratios, sales figures, income and expense figures, all of which are owned by Licensor or Distributor and regularly used in the operation of Licensor’s or Distributor’s business, and all other information, whether or not reduced to writing, relating to the manufacture, marketing, promotion, distribution and sale of the Products, as well as any other information relating to the business of Licensor or Distributor that may be divulged to the Distributor or Licensor in the course of its performance of this Agreement and that is not generally known in the trade.

1.6 Trademarks. The term “Trademark” when used herein means CareView’s trademarks.

1.7 Contract Year. The term “Contract Year” when used herein means a twelve month period commencing on the Effective Date.

1.8 Territory. The term “Territory” when used herein means the states of Maine, Vermont, New Hampshire, Connecticut, Massachusetts, New York, Pennsylvania, New Jersey, the District of Columbia, Rhode Island, Delaware, Maryland, Virginia, West Virginia, North Carolina, South Carolina, Alabama, Georgia and Florida.

1.9 Affiliate. The term “Affiliate” when used herein means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a specified person or entity. For purposes hereof, the terms “control”, “controlled”, or “controlling” with respect to a specified person or entity shall include, without limitation: (i) the ownership, control or power to vote fifty percent (50%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities; (ii) the control in any manner over the managing member(s) or the election of a majority of directors or trustees (or persons exercising similar functions) of such person or entity; or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

ARTICLE 2

SCOPE OF AGREEMENT

2.1 Appointment of Distributor. On the terms of this Agreement Licensor hereby appoints Distributor as the exclusive distributor of the Products in the Territory. The Licensor shall refer any and all inquiries relating to the Products in the Territory to the Distributor. Licensor’s website shall refer to the Distributor as the exclusive distributor of the Products in the Territory. Licensor’s website shall also provide the contact information for the Distributor and shall provide the link to the Distributor’s website(s).

2.2 Distribution Outside Territory. The Distributor shall limit its sales activities with respect to the Products to Customers located in the Territory and shall refrain from any marketing or sale of the Products outside the Territory. No marketing or direct or indirect sale of the Products outside the Territory shall be permitted via catalogues, the internet or any other medium. Notwithstanding the above, Distributor may submit to Licensor in writing any potential Customer not located in the Territory that Distributor has an existing relationship with and that Distributor desires to contact regarding the Products. Upon written authorization by Licensor (at its sole discretion), Distributor may contact such approved potential Customer and would receive the commission described in Exhibit “B” upon such commission being earned.

2.3 Expenses. The Distributor agrees that it shall incur no expense chargeable to Licensor, except as may be specifically authorized in advance in writing in each case by Licensor.

2.4 Competition. Unless specifically authorized in writing by Licensor, during the term of this Agreement, the Distributor shall not distribute, market, promote, sell, or offer to sell, or act as a distributor or sales agent for the solicitation of orders for any items that are competitive with any of the Products.

2.5 No Manufacture Rights. The Distributor shall have no rights under this Agreement to manufacture any of the Products unless approved in writing by Licensor.

ARTICLE 3

DISTRIBUTOR COMPENSATION

3.1 Commissions. Distributor will earn a commission as detailed on Exhibit “B” upon the completion of an approved contract (at the sole discretion of Licensor) and the written acceptance by the Customer of the Product by a Customer introduced to Licensor’s Products by Distributor.

3.2 Payment. Earned commissions will be paid monthly as revenue is received from the Customer on or about the 20th of the month following receipt.

ARTICLE 4

WARRANTIES AND OBLIGATIONS OF THE DISTRIBUTOR OR LICENSOR

4.1 Sales Promotion. At all times, the Distributor shall use commercially reasonable efforts to promote the sale of the Products to potential Customers within the Territory.

4.2 Aftermarket Support by Licensor and Technical Training. The Licensor shall provide free, full and complete twenty four hour telephone customer service support pertaining to the use of the Products in the Territory. In addition, Licensor will make CareView technicians available at its offices to train Distributor’s technicians up to twice per calendar year depending on the needs of the Distributor.

4.3 Marketing Material. The Licensor shall provide a copy of all marketing materials and updates to marketing materials to the Distributor free of charge.

4.4 Software Applications. Distributor may develop, at its sole cost, any applications for its Territory which must be approved by Licensor which approval shall not be unreasonably withheld, conditioned or delayed. Any applications developed by Distributor will be provided free of any cost to Licensor for use in its business.

4.5 Anti-Solicitation. The Distributor warrants that it will not either directly or indirectly market or solicit orders or accept orders from third parties, if Distributor has knowledge that such third parties intend to sell such orders outside the Territory.

4.6. Distributor Additional Duties.

(i) Distributor shall exercise commercially reasonable efforts to safeguard the prestige and goodwill represented by the Trademark, and the image associated therewith.

(ii) Distributor shall not use or register any trademark, trading style or trade name which is identical to or closely resembles the Trademark or any substantial part or parts thereof.

(iii) Distributor shall not use the Trademark as or incorporated into a domain name for internet use, unless: (i) Distributor obtains the prior written consent of Licensor which Licensor may withhold at its sole and absolute discretion; (ii) registration of such domain name shall be in the name of Licensor, and contain the contact details of Licensor. In addition, Distributor shall only use the domain name for the purposes of selling Products in the Territory and for the avoidance of doubt the Distributor herein acknowledges that it shall not knowingly accept orders for the Products or sell products to any person or entity outside the Territory except in accordance with Section 2.2 above, or to any person or entity for re-sale of out the Territory.

ARTICLE 5

CONFIDENTIALITY AND PROPRIETARY RIGHTS

5.1 Confidential Information. The Distributor acknowledges that the Confidential Information comprises valuable trade secrets and is proprietary to the Licensor. The Distributor shall hold in strict confidence the Confidential Information and shall not disclose the same to any other person, firm or corporation except as reasonably required to perform its obligations under the Agreement and solely if the Distributor obtains the prior written consent of Licensor for such disclosure of Confidential Information.

The Licensor acknowledges that the Confidential Information comprises valuable trade secrets and is proprietary to the Distributor. The Licensor shall hold in strict confidence the Confidential Information and shall not disclose the same to any other person, firm or corporation except as reasonably required to perform its obligations under the Agreement and solely if the Licensor obtains the prior written consent of the Distributor for such disclosure of Confidential Information.

5.2 Use of Confidential Information. The Distributor shall not use for any purpose other than implementation of this Agreement any portion of the Confidential Information supplied by Licensor hereunder or any patent, trademark or other industrial property right of Licensor, nor copy any design of the Products. The Licensor shall not use for any purpose other than implementation of this Agreement any portion of the Confidential Information supplied by the Distributor.

5.3 Trademarks and Trade Names. The Distributor shall not register any of Trademarks or any mark or name closely resembling them. Distributor agrees to execute and deliver to Licensor such documents as Licensor may require registering Distributor as a registered user or permitted user of the Trademark. In addition, Distributor agrees to follow Licensor’s instructions for proper use thereof in order that protection and/or registration for the Trademark may be obtained or maintained.

5.4 Protection of Proprietary Rights. The Distributor agrees to cooperate with and assist Licensor, at Licensor’s expense, in the protection of Trademarks, patents or copyrights owned by or licensed to Licensor and shall inform Licensor immediately of any infringements or other improper action with respect to such Trademarks, patents or copyrights that shall come to the attention of the Distributor. The Licensor and the Distributor shall thereupon confer together as to what steps, if any, are to be taken to stop or prevent such infringement. The Licensor agrees to use commercially reasonable efforts to stop any such infringements but shall not be obliged to commence proceedings against the infringer. If Licensor decides to commence proceedings, however, Licensor shall be responsible for attorneys’ fees and costs incurred in connection with said proceeding and will retain any damages recovered. The Distributor agrees, if necessary, to be named by Licensor as a party in any action against an infringer, provided the costs of defense of the Distributor are paid by Licensor. If Licensor does not commence proceedings, the Distributor at its sole cost and expense may commence proceedings after it obtains the prior written consent of Licensor which consent shall not be unreasonably withheld, conditioned, or delayed. If the Distributor commences proceedings it may retain any damages recovered.

ARTICLE 6

TERM AND TERMINATION

6.1 Term. Unless terminated as provided in Section 8.2 below or by mutual written consent, this Agreement shall continue in full force and effect for an initial term expiring three years after the Effective Date. The term of this Agreement will thereafter be renewed automatically by one year periods unless written notice to the contrary is delivered to either party by the other party at least thirty days prior to the end of the term. All terms of this Agreement shall apply to the extension period(s).

6.2 Termination With Cause. This Agreement may be terminated by the Licensor, at its sole discretion, prior to expiration of the initial three year term for cause by prior written notice to the Distributor as follows:

6.2.1 By Licensor, in the event the Distributor should fail to perform any of its material obligations hereunder and should fail to remedy such non-performance within thirty (30) calendar days after receiving written demand therefor;

6.2.2 By Licensor, effective immediately, if the Distributor should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such party should be nationalized or have any of its material assets expropriated;

6.4 Rights of Parties on Termination or Expiration. The following provisions shall apply on the termination or expiration of this Agreement:

6.4.1 All commissions earned by Distributor will be paid in accordance with the terms of Article 3 regardless of the reason for the termination or expiration of the Agreement.

6.4.2 All indebtedness of the Distributor to Licensor shall become immediately due and payable without further notice or demand.

6.5 Non-renewal. Each party acknowledges that the other party may at its sole and absolute discretion refrain from renewing this Agreement beyond the initial three year term of this Agreement. As such, under no circumstances shall either party be liable to the other party (in law or in equity) solely by reason of non renewal of this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1 Entire Agreement. This Agreement, including the exhibits hereto, represents the entire agreement between the parties on the specific subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them with respect thereto. No modification or renewal of this Agreement will be effective unless in writing and signed by both parties.

7.2 Notices. All notices under this Agreement shall be in English and shall be in writing and given by: (i) registered overnight airmail and (ii) telefax or email, addressed to the parties at the addresses immediately below their respective signatures hereto, or to such other address of which either party may advise the other in writing. Notices will be deemed given when sent.

NOTICES:

Distributor:

Foundation Medical, LLC

c/o Don Shirley

1122 Lady Street, Suite 910

Columbia, SC 29201

Email: dshirley@foundation-med.com

803-376-8988

Licensor:

CareView Communications, Inc.

c/o Steve Johnson

405 State Highway 121 Bypass, Suite B-240

Lewisville, TX 75067

Email: sjohnson@care-view.com

972-943-6050

7.3 Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrests, embargoes and other governmental actions or regulations that would prohibit either party from performing any aspects of the obligations hereunder, delays in transportation, and inability to obtain necessary labor, supplies or manufacturing facilities.

7.4 Severability. The illegality or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any legal and enforceable provisions hereof.

7.5 Applicable Law and Attorneys’ Fees. This Agreement shall be construed and interpreted in accordance with, and governed by, the substantive laws of the State of Texas in the United States of America. If either Party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover reasonable attorney’s fees.

7.6 Waiver. The Distributor and Licensor agree that the failure of Licensor or Distributor at any time to require performance by the Distributor or Licensor of any of the provisions herein shall not operate as a waiver of the right of Licensor or Distributor to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

7.7 Headings. Any headings used herein are for the convenience in reference only and are not part of this Agreement, nor shall they in any way affect the interpretation hereof.

7.8 Survival. All obligations of a continuing nature, shall survive the termination or expiration of this Agreement for any reason.

7.9 The Distributor. The term “Distributor” shall include the Distributor and its respective principals, employees, parents, subsidiaries and Affiliates.

IN WITNESS WHEREOF, Licensor and the Distributor have caused this instrument to be executed by their duly authorized employees, as of the day and year first above written.

ACCEPTED BY:

“Distributor”

Foundation Medical, LLC

By:	/s/ Don Shirley
Don Shirley
Its:	Co-Owner/ President

“Licensor”

By:	/s/ Steven Johnson
Steven Johnson
Its:	President/Chief Operating Officer

Exhibit “A”

PARTIAL LIST OF LICENSOR’S POTENTIAL PRODUCTS

The foregoing represents a partial list of the CareView Systems:

•	SecureView. SecureView monitors and records bedside activity in the Patient’s room.

•	NurseView. NurseView allows Authorized Users to view monitored rooms from the

•	PhysicianView. PhysicianView enables the admitting physicians and non-physician staff members to view their Patients from any personal computer

•	PatientView. PatientView enables Patients to allow family members and friends to monitor and videoconference with them in their private rooms.

•	NetView. NetView allows the Patient access to the Internet using the wireless keyboard and the television in the room or personal laptop computers.

•	MovieView. MovieView allows the Patient, family and/or friends access to a wide selection of movies for their viewing pleasure while they are in their hospital room.

•

EquipmentView. EquipmentView enables the room communication platform to wirelessly communicate with selected equipment, appliances and devices in the Patient’s room with the hospital’s information network.

•	RFID Tracking. RFID tracking enables the CareView System to locate the Hospital assets and/or Patients throughout the hospital.

•	WI-FI Network. The CareView System through a series of repeaters enables the entire hospital to wirelessly access the Internet.

•	FacilityView. FacilityView monitors and records activity in any area facility would desire security camera’s to be placed. All privacy and access options are determined and configured by The Hospital.

•	Virtual Bed Rails. Virtual Bed Rails are invisible motion sensitive infrared borders that trigger an onscreen alarm when any defined movement crosses over the bed rail.